Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Option Plan 2015 and 2016 Equity Incentive Plan of Azure Power Global Limited of our report dated June 15, 2016 (except Note 2(a), as to which the date is October 6, 2016) with respect to the consolidated financial statements of Azure Power Global Limited included in Amendment No. 8 to its Registration Statement on Form F-1 (No. 333-208584) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, India

April 18, 2017